Exhibit B-1

VERIFICATION

The undersigned states that she has duly executed the attached application for exemption dated June 26, 2025, for and on behalf of Investment Managers Series Trust, that she is the President of Investment Managers Series Trust, and that all actions by stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further says that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

Investment Managers Series Trust

By:	/s/ Maureen Quill
	Name:	Maureen Quill
	Title:	President

B-1

Exhibit B-2

VERIFICATION

The undersigned states that she has duly executed the attached application for exemption dated June 26, 2025, for and on behalf of Advisors Asset Management, Inc., that she is the Executive Vice President of Advisors Asset Management, Inc., and that all actions by the officers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further says that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

Advisors Asset Management, Inc.

By:	/s/ Marilee Ferone
	Name:	Marilee Ferone
	Title:	Executive Vice President

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